Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111056 on Form S-8, Registration Statement No. 333-121614 on Form S-4, and Registration Statement No. 333-159055 on Form S-3 of our reports dated March 1, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance), relating to the financial statements and financial statement schedule of Whiting Petroleum Corporation, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Denver, Colorado
March 1, 2010